Exhibit 10.6

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED BANK OF AMERICA, N.A. One Bryant Park New York, New York 10036	UBS SECURITIES LLC 299 Park Avenue New York, New York 10171 UBS LOAN FINANCE LLC 677 Washington Boulevard Stamford, Connecticut 06901
MORGAN STANLEY SENIOR FUNDING, INC. 1585 Broadway New York, New York 10036	CITIGROUP GLOBAL MARKETS INC. Citibank, N.A. 390 Greenwich Street, New York, New York 10013
HSBC BANK USA, N.A. HSBC SECURITIES (USA) INC. 452 Fifth Avenue New York, New York 10018	THE ROYAL BANK OF SCOTLAND PLC RBS SECURITIES INC. 600 Washington Boulevard Stamford, CT 06901
September 12, 2011

Peabody Energy Corporation
701 Market Street
St. Louis, MO 63101

Attention:     Michael C. Crews
Executive Vice President and Chief Financial Officer

Project Truman
Amended and Restated Bridge Facility Commitment Letter
Ladies and Gentlemen:
We have been advised that Peabody Energy Corporation (the “Company” or “you”) intends to acquire, via Bidco (as defined below), at least 50.01% of the shares of Macarthur Coal Limited (the “Target”) either pursuant to offers made under a takeover bid or pursuant to a scheme of arrangement (the “Tender”) and, in connection therewith, the Commitment Parties (as defined below) are pleased to act in the capacities set forth below for an up to US$2.0 billion senior bridge facility (the “Bridge Facility”, and senior unsecured loans thereunder, the “Bridge Loans”), where you will be the borrower, and the proceeds of which may be used, in lieu of or in combination with Capital Markets Proceeds (as defined below) (which Capital Markets Proceeds shall reduce the commitments hereunder pro rata on a dollar-for-dollar basis), borrowings under any of your existing bank credit facilities (as amended, modified, supplemented or refinanced) and cash on hand, to finance, in part, a takeover bid by Bidco (as defined below) for at least 50.01% of the shares in the Target, or a scheme of arrangement pursuant to which at least 50.01% of the shares in the Target are proposed to be acquired by Bidco (the “Acquisition”). As we understand the transaction, the acquisition of the shares of the Target will be effected by an existing subsidiary of the Company, being either PEAMCoal Holdings Pty Ltd ACN 152 004 398 or another existing subsidiary reasonably satisfactory to the Lead Arrangers (such subsidiary, “BidcoParent”; together with, PMCoal Pty Ltd ACN 152 004 772 or any wholly owned subsidiary of it, which it may fund using debt or equity, and through which it will acquire such shares, “Bidco”), at least 50.01% of whose equity will, following the close of the Tender, be directly or indirectly owned by the Company or a subsidiary of the Company and up to 40% of whose equity will, following the close of the Tender, be directly or indirectly owned by ArcelorMittal S.A. or a subsidiary of ArcelorMittal S.A. (“Arcelor”). It is noted that it is possible that (1) 100% of the equity of

BidcoParent may, following the close of the Tender, be directly or indirectly owned by the Company or a subsidiary of the Company (with Arcelor having no involvement in BidcoParent going forward); and (2) following the close of the Tender, the shareholders of BidcoParent may comprise one or more members of the corporate group of companies consisting of the Company and/or its subsidiaries, ArcelorMittal S.A. and/or its subsidiaries, CITIC Group and/or its subsidiaries and/or POSCO Group and/or its subsidiaries. Bidco, if a Subsidiary (as defined in the Existing Credit Agreement (as defined in the Summary of Terms)), shall be a Restricted Subsidiary (as defined in the Existing Credit Agreement) and shall not be designated as an Unrestricted Subsidiary (as defined in the Existing Credit Agreement) under the Bridge Facility.
We understand that you will enter into certain financing arrangements in order to finance the Acquisition in part and that you will either:
1.borrow amounts under existing credit facilities (as amended, modified, supplemented or refinanced) and issue and sell or incur up to US$2.0 billion aggregate principal amount or gross proceeds, as applicable, of (x) non-convertible debt securities (the “Senior Notes”), (y) equity securities or equity-linked securities (the “Equity Securities” and, together with any Senior Notes, the “Securities”), in each case, in a public offering or private placement or (z) term loans pursuant to a syndicated credit facility (the “Term Loans” and, together with any Securities, the “Additional Financing”), or
2.if the full aggregate principal amount or gross proceeds, as applicable, of Additional Financing referred to in clause (1) above are not received from the issuance or borrowing of any Additional Financing, in each case, on or prior to the date on which Bidco is first required to provide consideration for the purchase of shares in the Target (the “Consideration Date”), borrow up to the difference between (x) US$2.0 billion and (y) the aggregate principal amount or gross proceeds referred to in clause (1) that are received from the issuance or borrowing of any Additional Financing on or prior to the Consideration Date, of Bridge Loans under the Bridge Facility having substantially the terms set forth in the Summary of Terms and Conditions attached as Exhibit A hereto (the “Summary of Terms”). If you borrow under the Bridge Facility, you intend to (x) issue and sell in a public or private placement debt or equity securities or (y) incur Term Loans, in each case, the net cash proceeds of which will be used to repay any Bridge Loans provided thereunder (such debt or equity securities or Term Loans, together with any Additional Financing, the “Permanent Financing”).

The net cash proceeds from the Bridge Loans, together with other cash or sources of cash available to the Company and Bidco will provide funds to (i) consummate the Acquisition and (ii) pay the fees and expenses incurred in connection with the consummation of the Transaction (as described below).
Bank of America, N.A. (“Bank of America”) is pleased to offer its several (and not joint) commitment to lend 20.18000% of the Bridge Facility, UBS Loan Finance LLC (“UBS”) is pleased to offer its several (and not joint) commitment to lend 20.18000% of the Bridge Facility, Morgan Stanley Senior Funding, Inc. (“MSSF”) is pleased to offer its several (and not joint) commitment to lend 20.18000% of the Bridge Facility, Citi (as defined below) is pleased to offer its several (and not joint) commitment to lend 13.15333% of the Bridge Facility, HSBC Bank USA, N.A. (“HSBC Bank”) is pleased to offer its several (and not joint) commitment to lend 13.15333% of the Bridge Facility and The Royal Bank of Scotland plc (“RBS”) is pleased to offer its several (and not joint) commitment to lend 13.15333% of the Bridge Facility (Bank of America, UBS, MSSF, Citi, HSBC Bank and RBS, in such capacities, collectively, the “Initial Lenders”), in each case, upon and subject to the terms and conditions set forth in this letter (together with the Summary of Terms, this “Commitment Letter”) and in the Summary of Terms. Each of Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPFS”), UBS Securities LLC (“UBSS”), MSSF, Citigroup Global Markets, Inc. (“CGMI”, and together with Citibank, N.A. (“Citibank”), Citicorp USA, Inc., Citicorp North America, Inc. and/or any of their affiliates as Citibank shall determine to be appropriate to provide the services contemplated herein, “Citi”), HSBC Securities (USA) Inc. (“HSBC”) and RBS Securities Inc. (“RBS Securities”) is pleased to advise you of its willingness, in connection with the foregoing commitment, to act as a joint lead arranger and a joint book manager (in such capacities, collectively, the “Lead Arrangers”; the Lead Arrangers together with the Initial Lenders and the Administrative Agent, the “Commitment Parties”; includes “we”,“us” and “our”) for the Bridge Facility and to use commercially reasonable efforts to form a syndicate of financial institutions (including the Initial Lenders) (collectively, the “Lenders”) in consultation with you for the Bridge Facility, subject to such Lenders being reasonably acceptable to you. Bank of

America is pleased to advise you of its willingness to act as sole administrative agent (in such capacity, the “Administrative Agent”) for the Bridge Facility. The Acquisition, the Tender, the entering into and funding of the Bridge Facility and all related transactions are hereinafter collectively referred to as the “Transaction.”
If you accept this Commitment Letter, you will enter into the amended and restated bridge facility fee letter agreement, dated the date hereof, among the Borrower, the Initial Lenders and the Lead Arrangers (the “Fee Letter”) and any other fee letter in respect of the Bridge Facility between you and one or more of us dated the date hereof.
Bank of America will act as sole Administrative Agent for the Bridge Facility. (a) In no event shall the percentage of economics received by any of Bank of America, UBS or MSSF be less than 20% of the aggregate economics in respect of the Bridge Facility, (b) in no event shall the percentage of economics received by any of Citi, HSBC or RBS be less than 11% of the aggregate economics in respect of the Bridge Facility and (c) in no event shall the percentage of economics received by any other financial institution with respect to the Bridge Facility exceed the percentage of commitments made by it with respect to such Bridge Facility. It is understood and agreed that Bank of America and MLPFS shall have “left” placement, and each of the other Lead Arrangers shall have placement below or to the right of Bank of America and MLPFS, with UBS and UBSS on the immediate right of Bank of America and MLPFS, with MSSF on the immediate right of UBS and UBSS, and with other placements to be below or to the right of MSSF as agreed among us, in any and all marketing materials and other documentation used in connection with the Bridge Facility and the syndication thereof. Bank of America and MLPFS shall have the exclusive rights and responsibilities customarily associated with such “left” placement, and each of the Commitment Parties shall receive league table credit in connection with each of the capacities in which it is acting pursuant hereto. You may appoint additional titled agents (without any economics) for the Bridge Facility from among the Initial Lenders and the Lead Arrangers. Except as provided in the immediately preceding sentence, no agents, co-agents or arrangers will be appointed and no other titles or economics will be awarded without the prior written consent of the Lead Arrangers and in consultation with you. MLPFS, UBSS and MSSF shall be active joint lead arrangers and joint book managers for the Bridge Facility and Citi, HSBC and RBS Securities shall be passive joint lead arrangers and joint book managers for the Bridge Facility.
The several commitments of each Initial Lender hereunder and the several undertaking of each Lead Arranger to provide the services described herein are subject only to the negotiation, execution and delivery of definitive documentation for the Bridge Facility (the “Loan Documents”) consistent with the Commitment Letter, including the Summary of Terms and subject to the Certain Funds Provisions set forth below; provided that the conditions to the effectiveness of the Loan Documents and to the funding of the Bridge Loans are limited to the conditions expressly described in this paragraph and the conditions (including the wording of the conditions (it being understood and agreed that the Specified Representations for purposes of any condition to borrowing shall be in the form specified in Addendum II to the Summary of Terms)) under “Conditions Precedent to Effective Date” with respect to effectiveness of the Loan Documents and “Conditions Precedent to Closing” with respect to funding, in each case, as set forth in the Summary of Terms.
Notwithstanding anything in this Commitment Letter, the Fee Letter or any other letter agreement or other undertaking concerning the financing of the Transactions to the contrary, (i) the only representations or warranties, the making and accuracy of which shall be a condition to availability of the Bridge Facility on the Closing Date shall be the Specified Representations (as defined below) made by the Company in the Loan Documents and (ii) the terms of the Loan Documents shall be in a form such that they do not impair availability of the Bridge Facility on the Closing Date if the conditions set forth in this Commitment Letter are satisfied. For purposes hereof, the “Specified Representations” means the representations and warranties relating to the Company and its subsidiaries (excluding the Target and its subsidiaries) set forth in Addendum II to the Summary of Terms. For avoidance of doubt, for purposes of this Commitment Letter and the Summary of Terms references to the subsidiaries of the Company shall not include the Target and its subsidiaries unless expressly indicated. This paragraph, and the provisions herein, shall be referred to as the “Certain Funds Provisions”.
MLPFS, UBSS and MSSF intend to commence syndication of the Bridge Facility promptly after the Tender is publicly announced; provided that notwithstanding MLPFS's, UBSS's and MSSF's right to syndicate the Bridge Facility and receive commitments with respect thereto, (i) except to the extent that such assignees shall become parties to this Commitment Letter, the Initial Lenders shall not be relieved, released or novated from their obligations hereunder

(including their obligation to fund the Bridge Facility on the Closing Date) in connection with any syndication, assignment or participation of the Bridge Facility, including its commitments in respect thereof, until after the Closing Date has occurred, (ii) no assignment or novation shall become effective with respect to all or any portion of the Initial Lenders' commitments in respect of the Bridge Facility until the initial funding of such facility and (iii) unless you otherwise agree in writing, the Initial Lenders shall retain exclusive control over all rights and obligations with respect to their commitments in respect of the Bridge Facility, including all rights with respect to consents, modifications, supplements, waivers and amendments, until the Closing Date has occurred. You agree to actively assist MLPFS, UBSS and MSSF in achieving a syndication of the Bridge Facility that is reasonably satisfactory to MLPFS, UBSS and MSSF and you. Such assistance shall include you (a) using commercially reasonable efforts to assist in the preparation of a confidential information memorandum (the “Information Memorandum”) and other customary marketing materials to be used in connection with the syndication of the Bridge Facility (collectively with the Summary of Terms, the Information (as defined below) and the Projections (as defined below), the “Information Materials”) and to deliver the Information Memorandum within 10 (ten) business days following the written request of MLPFS, UBSS or MSSF therefor, (b) using commercially reasonable efforts to ensure that the syndication efforts of MLPFS, UBSS and MSSF benefit materially from your existing banking relationships and (c) using commercially reasonable efforts to make your senior officers and advisors reasonably available from time to time to attend and make presentations regarding the business and prospects of the Borrower and its subsidiaries (including the Target and its subsidiaries), as appropriate, at one or more meetings of prospective Lenders to be mutually agreed upon. Without limiting your obligations to assist with syndication efforts as set forth below, each Initial Lender agrees that completion of such syndication is not a condition to its commitments hereunder. This paragraph is paragraph nine of the Commitment Letter.
It is understood and agreed that MLPFS, UBSS and MSSF will manage and control all aspects of the syndication in consultation with you, including decisions as to the selection of prospective Lenders (provided that the selection of a prospective Lender as a Lender shall be subject to your acceptance (acting reasonably)), when commitments will be accepted and the final allocations of the commitments among the Lenders. It is understood and agreed that no Lender participating in the Bridge Facility will receive compensation from you in order to obtain its commitment, except on the terms contained herein and in the Summary of Terms. It is also understood and agreed that the amount and distribution of the fees among the Lenders will be at the sole and absolute discretion of MLPFS, UBSS and MSSF.
Notwithstanding anything herein to the contrary, you agree that, from the date hereof until the date on which all outstanding Bridge Loans shall have been repaid and all unused commitments in respect of the Bridge Facility shall have been terminated, without the prior written consent of MLPFS, UBSS and MSSF (acting in their sole discretion), there shall be no offering, placement, syndication or arrangement of any debt securities or bank or other debt financing by or on behalf of the Borrower or any of its subsidiaries, the proceeds of which would be used for any direct or indirect acquisition of any capital stock or assets of any entity other than the Target (any such debt securities or bank or other debt financing, the “Other Acquisition Financing”) unless the proceeds of such Other Acquisition Financing shall be used, in part, to repay in full all amounts, if any, then owing in respect of the Bridge Facility and to terminate all commitments in respect of the Bridge Facility (such event, a “Bridge Facility Payoff”) (it being understood that, at any time after the date hereof, there shall be no restriction on the offering, placement, syndication or arrangement of any Other Acquisition Financing undertaken for the purpose of effecting a Bridge Facility Payoff).
You agree, at the request of MLPFS, UBSS and MSSF, to assist in the preparation of a version of the Confidential Information Memorandum and other marketing materials and presentations to be used in connection with the syndication of the Bridge Facility, consisting exclusively of information and documentation that is either (i) publicly available or (ii) not material with respect to the Company, the Target or their respective affiliates or any of their respective securities for purposes of foreign, United States federal and state securities laws (all such information and documentation being “Public Lender Information”). Any information and documentation that is not Public Lender Information is referred to herein as “Private Lender Information”. You acknowledge and agree that the following documents may be distributed to potential Lenders wishing to receive only Public Lender Information (unless you promptly notify us otherwise and provided that you have been given a reasonable opportunity to review such documents and comply with U.S. Securities and Exchange Commission disclosure obligations): (a) administrative materials prepared by MLPFS, UBSS and MSSF for prospective Lenders (such as a lender meeting invitation, allocations and funding and closing memoranda); (b) notifications of changes to the terms of the Bridge Facility approved by you; (c)

drafts and final definitive documentation with respect to the Bridge Facility; and (d) other materials approved by you. You also agree to, if requested, identify that portion of any other Information to be distributed to “public side” lenders (i.e. lenders that do not wish to receive material non-public information with respect to the Company, the Target or their affiliates), including by clearly and conspicuously marking such materials “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof. By marking Information Materials “PUBLIC”, you shall be deemed to have authorized the Lead Arrangers and the proposed Lenders to treat such Information as not containing any material non-public information (although it may be confidential or proprietary) with respect to the Company, the Target or their affiliates or their respective securities for the purpose of United States federal and state securities laws.
You hereby represent and warrant (which representation and warranty shall be to your knowledge to the extent it relates to the Target or its subsidiaries) that (a) all information (other than the Projections (as defined below), and information of a general economic or industry nature) which has been or is hereafter made available in writing to any Commitment Party by you or any of your representatives (including, without limitation, counsel, advisors and accountants) in connection with any aspect of the transactions contemplated hereby (the “Information”), as and when furnished, taken as a whole, is and will be complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not materially misleading and (b) all information consisting of projections and forward-looking statements that have been prepared by you, or on your behalf or by any of your representatives, and made available to the Lead Arrangers (collectively, the “Projections”) has been (or in the case of Projections made available after the date hereof, will be) based on assumptions and estimates developed by management of the Borrower in good faith and believed to be reasonable as of the date such Projections were or are made available (it being understood that the Projections are not a guarantee of future performance and that actual results during the period or periods covered by the Projections may materially differ from the projected results and that no other representation or warranty is made by you with respect to the Projections). You agree to furnish us with further reasonable and supplemental information from time to time until the date of the initial borrowing under the Bridge Facility (the “Closing Date”) so that the representation and warranty in the immediately preceding sentence will be true in all material respects on the Closing Date as if the Information and Projections were being furnished, and such representation and warranty was being made, on such date. In issuing this commitment and in arranging and syndicating the Bridge Facility, the Commitment Parties are and will be using and relying on the Information and Projections without independent verification thereof.
You acknowledge that the Commitment Parties on your behalf will make available Information Materials to the proposed syndicate of Lenders by posting the Information Materials on IntraLinks, SyndTrak or another similar electronic system. Prior to distribution of Information Materials to prospective Lenders, you shall provide us with a customary letter authorizing the dissemination thereof, and, with respect to Information Materials made available to prospective Lenders wishing to receive only Public Lender Information, confirming the absence of Private Lender Information therefrom.
By executing this Commitment Letter, you agree to reimburse each Commitment Party from time to time promptly after demand (together with a reasonably detailed invoice thereof) for all reasonable out-of-pocket fees and expenses (including, but not limited to, (a) the reasonable fees, disbursements and other charges of Shearman & Sterling LLP, as sole New York counsel to the Lead Arrangers, (b) the reasonable fees, disbursements and other charges of any regulatory counsel and a single local counsel to the Lead Arrangers in any material jurisdictions, in each case retained with your consent (such consent not to be unreasonably withheld or delayed) and (c) due diligence expenses) incurred in connection with the Bridge Facility, the syndication thereof, the preparation of the definitive documentation therefor and the other transactions contemplated hereby (including, without limitation, this Commitment Letter, the Fee Letter and any other fee letter in respect of the Bridge Facility executed by you). You acknowledge that we may receive a future benefit, including without limitation, a discount, credit or other accommodation on matters unrelated to this transaction, from any of such counsel based on the fees such counsel may receive on account of their relationship with us including, without limitation, fees paid pursuant hereto.
You agree to indemnify and hold harmless Bank of America, MLPFS, UBS, UBSS, MSSF, Citi, HSBC Bank, HSBC, RBS, RBS Securities and each of their respective affiliates and their respective officers, directors, employees, agents, advisors and other representatives (each, an “Indemnified Party”) from and against (and will reimburse each

Indemnified Party as the same are incurred for) any and all claims, damages, losses, liabilities and expenses (including, without limitation, the reasonable fees, disbursements and other charges of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (a) any matters contemplated by this Commitment Letter, the Fee Letter, any other fee letter in respect of the Bridge Facility executed by you or the Transaction or (b) the Bridge Facility or any use made or proposed to be made with the proceeds thereof, except to the extent such claim, damage, loss, liability or expense is found in a final, nonappealable judgment by a court of competent jurisdiction to have (x) resulted from such Indemnified Party's gross negligence, bad faith or willful misconduct or (y) resulted from such Indemnified Party's material breach of its obligations hereunder. In the case of any claim, investigation, litigation or proceeding (any of the foregoing, a “Proceeding”) to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by you, your equityholders or creditors or an Indemnified Party, whether or not an Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated. You also agree that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to you or your subsidiaries or affiliates or to your or their respective equityholders or creditors arising out of, related to or in connection with any aspect of the transactions contemplated hereby, except to the extent of direct, as opposed to special, indirect, consequential or punitive, damages determined in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party's gross negligence, bad faith or willful misconduct or a material breach of its obligations hereunder. It is further agreed that each of Bank of America, MLPFS, UBS, UBSS, MSSF, Citi, HSBC Bank, HSBC, RBS and RBS Securities shall be liable solely in respect of its own commitment to the Bridge Facility on a several, and not joint, basis with any other Lender. Notwithstanding any other provision of this Commitment Letter, no Indemnified Party shall be liable for any damages arising from the use by others of information or other materials obtained through electronic telecommunications or other information transmission systems, except to the extent that such damages resulted directly from such Indemnified Party's gross negligence or willful misconduct as determined in a final non-appealable judgment by a court of competent jurisdiction. You shall not, without the prior written consent of an Indemnified Party, effect any settlement of any pending or threatened Proceeding against such Indemnified Party in respect of which indemnity could have been sought hereunder by such Indemnified Party unless (x) such settlement includes an unconditional release of such Indemnified Party from all liability or claims that are the subject matter of such Proceeding and (y) does not include any statement as to any admission by or on behalf of such Indemnified Person.
This Commitment Letter and the Fee Letter and the contents hereof and thereof are confidential and, except for disclosure hereof or thereof on a confidential basis to you and your subsidiaries' (excluding the Target's and its subsidiaries' until the consummation of the Acquisition) officers, directors, employees, accountants, attorneys and other professional advisors retained by you or them in connection with the Bridge Facility or as otherwise required by law (and, in the case of any disclosure made as required by law, you agree to promptly inform us of such disclosure to the extent permitted by applicable law), may not be disclosed by you in whole or in part to any person or entity without our prior written consent; provided, however, it is understood and agreed that you or Bidco may disclose (i) this Commitment Letter (including the Summary of Terms), but not the Fee Letter or the contents thereof, to the Target (and its subsidiaries), Arcelor and each of their respective directors, executive officers and professional advisors on a confidential basis, (ii) this Commitment Letter (including the Summary of Terms), but not the Fee Letter or the contents thereof, to any ratings agency and (iii) this Commitment Letter (including the Summary of Terms), but not the Fee Letter or the contents thereof, after your acceptance of this Commitment Letter and the Fee Letter, in filings with the Securities and Exchange Commission and other applicable regulatory authorities and stock exchanges (including in any bidder's statement to be issued by Bidco (if the Tender proceeds by way of a takeover bid) or in the scheme booklet to be issued by Target (if the Tender proceeds by way of a scheme of arrangement). Further, Bank of America, MLPFS, UBS, UBSS, MSSF, Citi, HSBC Bank, HSBC, RBS and RBS Securities shall be permitted to use information related to the syndication and arrangement of the Bridge Facility in connection with marketing, press releases or other transactional announcements or updates provided to investor or trade publications, subject to confidentiality obligations or disclosure restrictions provided herein or otherwise reasonably requested by the Borrower provided that the content of any such press releases/transactional updates shall be reasonably acceptable to the Borrower. The Commitment Parties hereby notify you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Act”), each of them is required to obtain, verify and record information that identifies you, which information includes your name and address and other information that will allow such Commitment Party, as applicable, to identify you in accordance with the Act.
You acknowledge that in the ordinary course of our trading, brokerage, investment management and financing activities, each of the Commitment Parties or their affiliates may at any time hold long or short positions, and may trade or otherwise effect transactions, for our own account or the accounts of our customers, in debt or equity securities or senior loans of the Company, the Target or any other company or may be providing financing or other services to parties whose interests may conflict with yours. Each Commitment Party severally agrees that it will not furnish confidential information obtained from you or the Target to any of its other customers or any other person and that it will agree to treat confidential information relating to you and your affiliates, Arcelor and its affiliates and the Target and its affiliates with the same degree of care as it treats its own confidential information; provided that nothing herein will prohibit any Commitment Party from disclosing any such information (a) upon the request or demand of any regulatory authority having jurisdiction over such Commitment Party or any of its affiliates, (b) to the extent such information is publicly available or becomes publicly available other than by reason of disclosure by such Commitment Party in breach of this paragraph, (c) to such Commitment Party's affiliates and its officers, directors, partners, employees, legal counsel, independent auditors and other experts and agents who need to know such information to the extent such persons are subject to customary confidentiality restrictions, (d) received by such Commitment Party on a non-confidential basis from a source other than the Borrower or its affiliates or the Target or its affiliates not known to such Commitment Party to be prohibited from disclosing such information by a legal, contractual or fiduciary obligation, (e) to the extent such information is independently developed by such Commitment Party, (f) for purposes of establishing a “due diligence” defense, (g) in enforcing such Commitment Party's rights with respect to this Commitment Letter or the Fee Letter in a court of competent jurisdiction, (h) pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding, or otherwise as required by applicable law or compulsory legal process (in each of which cases the relevant Commitment Party agrees to inform you promptly thereof prior to such disclosure to the extent not prohibited by law, rule or regulation) or (i) to other Lenders and prospective Lenders, participants and assignees which agree to bound by the confidentiality provisions set forth in this paragraph or provisions substantially similar to those confidentiality provisions set forth in this paragraph. Each Commitment Party further advises you that it will not make available to you confidential information that they have obtained or may obtain from any other customer. In connection with the services and transactions contemplated hereby, and only in such connection, subject to the foregoing provisions of this paragraph, you agree that each Commitment Party is permitted to access, use and share with any of its bank or non-bank affiliates, agents, advisors (legal or otherwise) or representatives any information concerning you or any of your affiliates that is reasonably related to the provision of such services and that is or may come into the possession of such Commitment Party or any of such affiliates. Notwithstanding anything to the contrary herein, the obligations of each Commitment Party under this paragraph and of the Company under the immediately preceding paragraph shall terminate on July 29, 2013.
In connection with all aspects of each transaction contemplated by this Commitment Letter, you acknowledge and agree, and acknowledge your affiliates' understanding, that: (a) (i) the arranging and other services described herein regarding the Bridge Facility are arm's-length commercial transactions between you and your affiliates, on the one hand, and each Commitment Party, on the other hand, (ii) you have consulted your own legal, accounting, environmental, regulatory and tax advisors to the extent you have deemed appropriate, and (iii) you are capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated hereby; (b) (i) each Commitment Party has been, is, and will be acting solely as a principal and, except as otherwise expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for you, any of your affiliates or any other person or entity and (ii) no Commitment Party has any obligation to you or your affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein; and (c) each Commitment Party and its respective affiliates may be engaged in a broad range of transactions that involve interests that differ from yours and those of your affiliates, and no Commitment Party has any obligation to disclose any of such interests to you or your affiliates. In addition, the Company acknowledges and agrees that the Commitment Parties and their respective affiliates may have fiduciary or other relationships whereby we may exercise voting power over the securities of various persons, which securities may from time to time include securities of the Company, the Target, prospective investors in or lenders to the Company or the Target or others with interests in respect of a potential transaction. The Company specifically acknowledges and agrees that the Commitment Parties and their respective affiliates may exercise such powers and otherwise perform their respective functions without regard to their relationships to the Company hereunder. To the fullest extent permitted by law, you hereby waive and release any claims that you may have against any Commitment Party with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated by this Commitment Letter. The Commitment Parties acknowledge that MLPFS, UBSS and MSSF or their respective affiliates may act as advisors to the Company with respect to the Acquisition and agree that nothing in this paragraph shall limit in any way any obligations under any mutually agreed engagement letter relating thereto.
The provisions of the immediately preceding five paragraphs, the syndication provisions and information provisions hereof, and the provisions of the second succeeding paragraph below shall remain in full force and effect regardless of whether any definitive documentation for the Bridge Facility shall be executed and delivered, and notwithstanding the termination of this Commitment Letter or any commitment or undertaking of any Commitment Party hereunder; provided that the syndication provisions and information provisions hereof shall not survive if the commitments and undertakings of the Commitment Parties are terminated prior to the effectiveness of the Loan Documents and funding of the Bridge Facility; provided further that your obligations under this Commitment Letter (other than your obligations with respect to (x) confidentiality, indemnification, reimbursement, compliance with the Fee Letter and any other effective fee letter in respect of the Bridge Facility executed by you, governing law, submission to jurisdiction and waiver of jury trial and (y) syndication provisions and information provisions, which syndication provisions and information provisions shall survive until the date of the initial funding thereunder), shall automatically terminate and be superseded by the provisions of the definitive loan documentation upon the initial funding thereunder, and at such time you shall be automatically be released from all liability in connection therewith.
This Commitment Letter and the Fee Letter may be executed in counterparts which, taken together, shall constitute an original. Delivery of an executed counterpart of this Commitment Letter or the Fee Letter by telecopier or facsimile or as an e-mail attachment in pdf format shall be effective as delivery of a manually executed counterpart thereof.
This Commitment Letter (including the Summary of Terms) and the Fee Letter shall be governed by, and construed in accordance with, the laws of the State of New York. Each of you, Bank of America, MLPFS, UBS, UBSS, MSSF, Citi, HSBC Bank, HSBC, RBS and RBS Securities hereby irrevocably waives any and all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Commitment Letter (including the Summary of Terms), the Fee Letter, the transactions contemplated hereby (other than the transactions governed by any fully-executed definitive loan documentation relating to the Bridge Facility) and thereby or the actions of any Commitment Party in the negotiation, performance or enforcement hereof. You and we hereby irrevocably and unconditionally submit to the exclusive jurisdiction of any state or Federal court sitting in the Borough of Manhattan in the City of New York over any suit, action or proceeding arising out of or relating to the Transaction or the other transactions contemplated hereby, this Commitment Letter or the Fee Letter or the performance of services hereunder or thereunder, and this paragraph shall remain in full force and effect notwithstanding the Effective Date and the Closing Date. You and we agree that service of any process, summons, notice or document by registered mail addressed to you or us shall be effective service of process for any such suit, action or proceeding brought in any such court. You and we hereby irrevocably and unconditionally waive any objection to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding has been brought in any inconvenient forum.
This Commitment Letter, the Fee Letter and any other effective fee letter executed by you in respect of the Bridge Facility constitute the entire agreement among the parties relating to the subject matter hereof and thereof and supersede any previous agreement, written or oral, between the parties with respect to the subject matter hereof and thereof. This Commitment Letter and the Fee Letter amends, restates and supersedes and replaces in its entirety as of the date first above written, the commitment letter and the Bridge Facility Fee Letter dated July 29, 2011, and such commitment letter and Bridge Facility Fee Letter dated July 29, 2011 shall be of no further force or effect.
This Commitment Letter and all commitments and undertakings of any Commitment Party hereunder will expire at 5:00 p.m. (New York City time) on September 12, 2011, unless you execute this Commitment Letter, the Fee Letter and any other fee letter in respect of the Bridge Facility between you and one or more of us dated the date hereof and return them to us prior to that time (which may be by facsimile transmission or as an e-mail attachment in pdf format), whereupon this Commitment Letter (including the Summary of Terms) and the Fee Letter (each of which may be signed in one or more counterparts) shall become binding agreements. Thereafter, all commitments and undertakings of each Commitment Party hereunder will expire (such date of expiration, the “Commitment Termination Date”) on the earliest of:
(a) if the Tender proceeds by way of a takeover bid, (i) the date which is 9 months after the date on which the first offer under the takeover bid is made, (ii) the completion of the compulsory acquisition of all outstanding shares in the Target under Chapter 6A of the Australian Corporations Act 2001 (Cth), (iii) the date on which the takeover bid closes with defeating conditions that have either not been “fulfilled” or in respect of which the takeover bid has not been declared “free” (as those quoted terms are used in the Australian Corporations Act 2001 (Cth)), (iv) the date which is six weeks after the end of the “offer period” (as defined in the Australian Corporations Act 2001 (Cth)) in circumstances where the offers under the takeover bid have been declared or become unconditional and (v) receipt by the Commitment Parties of written notice from the Borrower of the Borrower's election to terminate all commitments hereunder in full; and
(b) if the Tender proceeds by way of a scheme of arrangement, (i) the date which is 9 months after the date on which the scheme booklet is registered with the Australian Securities and Investments Commission (“ASIC”), (ii) completion of the acquisition of all outstanding shares in the Target pursuant to the terms of the scheme of arrangement, (iii) the date on which the scheme implementation agreement to which Bidco and Target are parties is terminated in accordance with its terms and (iv) receipt by the Commitment Parties of written notice from the Borrower of the Borrower's election to terminate all commitments hereunder in full.
You may terminate all or a portion of the commitments hereunder at any time upon written notice to the Commitment Parties.
This Commitment Letter may not be assigned by you without our prior written consent (and any purported assignment without such consent will be null and void). The Commitment Parties may not assign their respective commitments hereunder, in whole or in part, except (x) in accordance with the syndication provisions set forth in the ninth paragraph of this Commitment Letter or (y) to any of their respective affiliates (and any other purported assignment will be null and void). No Lead Arranger shall assign its rights under this Commitment Letter or the Fee Letter as a Lead Arranger in its capacity as such (other than to one of its affiliates or by operation of law) without the prior written consent of each of the parties hereto (and any purported assignment without such consent (other than to one of its affiliates or by operation of law) will be null and void).
This Commitment Letter is intended to be solely for the benefit of the parties hereto and is not intended to confer upon any person other than the parties hereto, their successors and permitted assigns hereunder and the Indemnified Parties, any benefit or any legal or equitable right, remedy or claim to any person other than the parties hereto (and any Indemnified Parties to the extent applicable).

We are pleased to have the opportunity to work with you in connection with this important financing.
Very truly yours,
MERRILL LYNCH, PIERCE, FENNER & SMITH                             INCORPORATED

By:        /s/ Jeffrey Bloomquist
Name:        Jeffrey Bloomquist
Title:        Managing Director

BANK OF AMERICA, N.A.

By:        /s/ Jeffrey Bloomquist
Name:        Jeffrey Bloomquist
Title:        Managing Director

UBS LOAN FINANCE LLC

By:        /s/ John C. Duggan
Name:        John C. Duggan
Title:        Managing Director
Leveraged Capital Markets

By:        /s/ John C. Duncanson
Name:        John C. Duncanson
Title:        Director

UBS SECURITIES LLC

By:        /s/ John C. Duggan
Name:        John C. Duggan
Title:        Managing Director
Leveraged Capital Markets

By:        /s/ John C. Duncanson
Name:        John C. Duncanson
Title:        Director

MORGAN STANLEY SENIOR FUNDING, INC.

By:        /s/ Justin Kotzin
Name:        Justin Kotzin
Title:        Authorized Signatory

CITIGROUP GLOBAL MARKETS INC.

By:        /s/ Shannon Sweeney
Name:        Shannon Sweeney
Title:        Authorized Signatory

CITIBANK, N.A.

By:        /s/ Shannon Sweeney
Name:        Shannon Sweeney

Title:        Vice President
HSBC SECURITIES (USA) INC.

By:        /s/ Adam Hendley
Name:        Adam Hendley
Title:        Vice President

HSBC BANK USA, N.A.

By:        /s/ Adam Hendley
Name:        Adam Hendley
Title:        Vice President
RBS SECURITIES INC.

By:        /s/ Brian Smith
Name:        Brian Smith
Title:        Director

THE ROYAL BANK OF SCOTLAND PLC

By:        /s/ Brian Williams
Name:        Brian Williams
Title:        Authorized Signatory
Accepted and agreed to
as of the date first above written:

PEABODY ENERGY CORPORATION

By:        /s/ Carey J. Dubois
Name:        Carey J. Dubois
Title:        VP & Treasurer

EXHIBIT A

SUMMARY OF TERMS AND CONDITIONS
PEABODY ENERGY CORPORATION
US$2,000,000,000 BRIDGE FACILITY
Capitalized terms used in this Summary of Terms and Conditions and not otherwise defined are used herein as defined in the Commitment Letter to which this summary is attached.

Borrower:	Peabody Energy Corporation, a Delaware corporation (the “Company” or “Borrower”).

Administrative

Agent:	Bank of America, N.A. (“Bank of America”) will act as sole administrative agent (the “Administrative Agent”).
Co-Syndication

Agents:	UBS Securities LLC (“UBSS”) and Morgan Stanley Senior Funding, Inc. (“MSSF”).

Co-Documentation

Agents:
Citigroup Global Markets, Inc. (“CGMI”, and together with Citibank, N.A. (“Citibank”), Citicorp USA, Inc., Citicorp North America, Inc. and/or any of their affiliates as Citibank shall determine to be appropriate to provide the services contemplated herein, “Citi”), HSBC Securities (USA) Inc. (“HSBC”) and RBS Securities Inc. (“RBS Securities”).

Joint Lead Arrangers and

Joint Book Managers:
Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPFS”), UBSS, MSSF, CGMI, HSBC and RBS Securities will act as joint lead arrangers and joint book managers (in such capacities, the “Lead Arrangers”).

Lenders:
A syndicate of financial institutions (including Bank of America, UBS Loan Finance LLC, Morgan Stanley Senior Funding, Inc., Citi, HSBC Bank USA, N.A. and the Royal Bank of Scotland plc) arranged by MLPFS, UBSS and MSSF, which institutions shall be reasonably acceptable to the Borrower (such consent of the Borrower not to be unreasonably withheld or delayed) (collectively, the “Lenders”).

Bridge

Facility:
An aggregate principal amount of up to US$2,000,000,000 will be available in multiple drawings (each such drawing, a “Post-Closing Borrowing”, and the aggregate principal amount of each Post-Closing Borrowing, a “Post-Closing Draw Amount”) during the period from the Closing Date until the Maturity Date (as defined below) (the “Availability Period”); provided, that no more than three drawings may be made during the Availability Period and each drawing shall be in an aggregate principal amount of not less than US$500,000,000.

Purpose:
The proceeds of the Bridge Facility shall be used to (a) finance in part the acquisition of a controlling interest in Macarthur Coal Limited (the “Acquisition”), (b) repay borrowings under the Existing Credit Agreement (as defined below) the proceeds of which borrowings are used solely to finance all or part of the Acquisition and (c) pay fees and expenses for the Acquisition and Bridge Facility.

Effective Date:	The date of execution of definitive loan documentation and satisfaction or waiver of the “Conditions Precedent to Effective Date” set forth below (the “Effective Date”).

Closing Date:	The date of satisfaction or waiver of the “Conditions Precedent to Closing” set forth below, to occur on or before April 29, 2012 (the “Closing Date”).
Interest Rates:            As set forth in Addendum I.

Maturity:	All amounts outstanding under the Bridge Facility shall be due and payable 364 days from the Effective Date (the “Maturity Date”).

Security:	The Bridge Facility and the borrowings thereunder will be unsecured.

Guarantees:
The Bridge Facility will be guaranteed by the subsidiaries of the Company that guarantee the Existing Credit Agreement (the “US Subsidiary Guarantors”). For the avoidance of doubt, there shall be no requirement for Bidco, the Target or any of their respective subsidiaries to give any guarantees.

Optional
Prepayments
and Commitment

Reductions:
The Borrower may permanently reduce the commitments under or prepay the Bridge Facility in whole or in part at any time without premium or penalty, subject to reimbursement of the Lenders' breakage and redeployment costs in the case of prepayment of LIBOR borrowings on a day other than the last day of an interest period.

Mandatory
Prepayments and
Commitment

Reductions:
An amount equal to 100% of all Disposition Proceeds (as defined below) and Capital Markets Proceeds (as defined below) shall be applied to prepay the loans under the Bridge Facility, except (x) in the case of any non-domestic subsidiary, to the extent such application or prepayment would result in a material adverse tax consequence as reasonably determined by the Borrower, (y) in the case of any non-wholly owned subsidiary of the Borrower that is a public company, to the extent that such proceeds are not actually received by the Borrower or a wholly-owned subsidiary of the Borrower or, if received, such application or prepayment is otherwise not required as a result of the operation of clause (x) above, or (z) in the case of any non-wholly owned subsidiary of the Borrower that is not a public company, to the extent that such proceeds are not actually received by the Borrower or a wholly-owned subsidiary of the Borrower (i) after using commercially reasonable efforts to procure receipt by the Borrower or a wholly-owned subsidiary of the Borrower or (ii) as a result of applicable law or a contractual prohibition in effect or, in either case, such application or prepayment is otherwise not required as a result of the operation of clause (x) above. Any Capital Markets Proceeds received on or prior to the Closing Date shall, together with the amount of any reduction in the cash portion of the acquisition consideration on or prior to the Closing Date, automatically and permanently reduce dollar-for-dollar the commitments of the Lenders in respect of the Bridge Facility as and when received, in each case on a pro rata basis.

“Capital Markets Proceeds” means, subject to exceptions as may be mutually agreed between the Borrower and MLPFS, UBSS and MSSF, (x) all net cash proceeds from the issuance in the capital markets of additional equity and equity-linked interests in the Borrower or any of its subsidiaries and (y) all net cash proceeds from the issuance or incurrence of debt of the Borrower or any of its subsidiaries (other than Permitted Ordinary Course Financings (as defined below) or issuances or incurrences of debt by Bidco or its subsidiaries, the proceeds of which are used in connection with the Acquisition (it being understood that the Acquisition does not include any put by ArcelorMittal S.A. or a subsidiary of ArcelorMittal S.A. of its equity in Bidco to the Company or any of its subsidiaries)), in each case that are actually received by the Borrower or any of its subsidiaries or funded into escrow pending the closing of the Acquisition.
“Disposition Proceeds” means all net cash proceeds of sales and casualty or condemnation losses of property and assets of the Borrower and its Restricted Subsidiaries, in each case, that are actually received by the Borrower or any of its Restricted Subsidiaries (other than sales made in the ordinary course of business and any other sale having net cash proceeds less than US$50,000,000 and subject to other exceptions to be agreed, including customary reinvestment rights during the 180 days following receipt of such net cash proceeds).
“Permitted Ordinary Course Financings” means (x) any renewal, refinancing or replacement of any of the Company's or any of its subsidiaries' credit facilities existing on July 29, 2011 on substantially the same terms (other than tenor or pricing) and for substantially the same, or a lesser, aggregate principal amount as the relevant existing credit facility, (y) any working capital or other ordinary course financings (in respect of any domestic subsidiary, not to exceed $100.0 million in the aggregate at any time outstanding for all such domestic subsidiaries), lease financing or limited recourse project financings or (z) for avoidance of doubt, any credit arrangements with financial institutions that permit the Borrower or its subsidiaries to enter into ordinary course commodities, currency or interest rates trades with such financial institutions subject to the credit parameters of such arrangements.

Conditions Precedent
to Effective Date:
The effectiveness of the Bridge Facility will only be subject to satisfaction of the following conditions precedent (which shall be set forth in the definitive loan documentation in the substantially the same form as set forth in clause (a) below and otherwise in the same form as set forth below):
(a)     The negotiation, execution and delivery of definitive documentation for the Bridge Facility (including, without limitation, the guarantees referred to above) reasonably satisfactory to the Lead Arrangers, the Administrative Agent and the Lenders and consistent with the Commitment Letter and this Summary of Terms (it being understood and agreed that definitive documentation in substantially the form of the Existing Credit Agreement (as defined below) with such changes thereto as are necessary to reflect the terms and conditions of the Commitment Letter and this Summary of Terms is reasonably satisfactory to the Lead Arrangers, the Administrative Agent and the Lenders). In addition, the Administrative Agent shall have received (A) a certificate of a Responsible Officer (as defined in the Existing Credit Agreement) either (1) attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by the Borrower and each US Subsidiary Guarantor and the validity against such entity of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect or (2) stating that no such consents, licenses or approvals are so required; and (B)    corporate resolutions of the Borrower's board of directors authorizing the Acquisition.
(b)     The Administrative Agent shall have received evidence that one of the following has occurred: (1) Bidco receiving notice from, or on behalf of, the Australian Federal Treasurer to the effect that there is no objection under the Australian Government's foreign investment policy or under the Foreign Acquisition and Takeovers Act 1975 (Cth) (the “FATA”) to the acquisition by Bidco of the Target shares under the Tender and that notice is not subject to any condition; (2) the period provided under the FATA during which the Australian Treasurer may make an order under section 18 or an interim order under section 22 of the FATA prohibiting the acquisition by Bidco of the Target shares under the Tender elapsing, without such an order being made; or (3) if an interim order prohibiting the acquisition of the Target shares by Bidco under the Tender is made by the Australian Treasurer under section 22 of the FATA, the subsequent period for making a final order prohibiting the acquisition elapsing, without such a final order being made
(c)    Any accrued ticking fees of the Lenders shall have been paid, unless waived by the Administrative Agent, the Lead Arrangers or the Lenders, as applicable, to the extent required under the Fee Letter.
(d)    The Administrative Agent shall have received all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations reasonably requested by the Administrative Agent.
Conditions Precedent
to Closing:
The initial extension of credit under the Bridge Facility will only be subject to satisfaction of the following conditions precedent (which shall be set forth in the definitive loan documentation in substantially the same form as set forth in clauses (i) and (iii) below and otherwise in the same form as set forth below):

(i)
The Administrative Agent shall have received (A) customary opinions of counsel for the Borrower and the Guarantors as to Company and the Loan Documents in substantially the same form those delivered in connection with the Existing Credit Agreement and (B) such corporate resolutions, certificates and other customary closing documents in substantially the same form as those delivered in connection with the Existing Credit Agreement.

(ii)
If the Tender proceeds by way of a takeover bid, Bidco shall have acquired a “relevant interest” (as defined in the Australian Corporations Act 2001 (Cth)) in at least 50.01% of the shares in the Target.

If the Tender proceeds by way of a scheme of arrangement, the scheme of arrangement shall have become “effective” (as that term is used in Part 5.1 of the Australian Corporations Act 2001 (Cth)) such that Bidco has acquired or will acquire a “relevant interest” (as defined in the Australian Corporations Act 2001 (Cth)) in at least 50.01% of the shares in the Target.

(iii)
All accrued fees and expenses (including legal fees and expenses) and other compensation payable to the Administrative Agent, the Lead Arrangers and the Lenders, to the extent required under the Fee Letter or any other effective fee letter in respect of the Bridge Facility executed by you or invoiced at least two business days before the Closing Date, shall have been paid.

(iv)
The Specified Representations shall be true and correct in all material respects on the date of such extension of credit; it being understood and agreed that the Specified Representations for purposes of any condition to borrowing shall be in the form specified in Addendum II to the Summary of Terms.

(v)
All conditions set forth in the bidder's statement to be issued by Bidco (if the Tender proceeds by way of a takeover bid) or in the scheme booklet (if the Tender proceeds by way of a scheme of arrangement) shall have been (x) satisfied or (y) waived by Bidco (in the case of a takeover bid) or by Bidco or the Target, as applicable (in the case of a scheme of arrangement).

(vi)	The Effective Date shall have occurred.
Conditions Precedent
To Subsequent

borrowings:
Following the Closing Date and the initial extension of credit under the Bridge Facility, any extension of credit under the Bridge Facility shall be subject to the Specified Representations being true and correct in all material respects on the date of such extension of credit.

Representations

and Warranties:
Substantially the same as those in the Credit Agreement dated as of June 18, 2010 among the Borrower, Peabody Holland B.V., Bank of America N.A. and the other agents and lenders party thereto and including any amendments thereto as of July 29, 2011 (the “Existing Credit Agreement”) (with such changes thereto as may be reasonably satisfactory to the Borrower, the Administrative Agent and the Lead Arrangers).

Covenants:
Substantially the same as those in the Existing Credit Agreement (with such changes thereto as may be reasonably satisfactory to the Borrower, the Administrative Agent and the Lead Arrangers) and Bidco shall use of all of the proceeds of any extension of credit under the Bridge Facility as set forth in the section hereof entitled “Purpose”. For the purpose of clarity, if Subsidiaries (as defined in the Existing Credit Agreement) of the Borrower, Bidco and its Subsidiaries, unless designated as Unrestricted Subsidiaries (as defined in the Existing Credit Agreement), shall be Restricted Subsidiaries; provided that Bidco shall not be designated as an Unrestricted Subsidiary.

Financial Covenant:	Substantially the same as those in the Existing Credit Agreement.

Events of Default:	Substantially the same as those in the Existing Credit Agreement with such changes thereto as may be reasonably satisfactory to the Borrower, Administrative Agent and, the Lead Arrangers.
Assignments and

Participations:
Assignments: Subject to the consents described below (which consents will not be unreasonably withheld or delayed), each Lender will be permitted to make assignments to other financial institutions in a minimum amount equal to US$5 million.

Consents: The consent of the Borrower will be required unless (i) an Event of Default has occurred and is continuing or (ii) the assignment is to a Lender, an affiliate of a Lender or an Approved Fund (as such term is defined in the Existing Credit Agreement). The consent of the Administrative Agent will be required for any assignment to an entity that is not a Lender, an affiliate of such Lender or an Approved Fund in respect of such Lender.
Assignments Generally: An assignment fee in the amount of US$3,500 will be charged with respect to each assignment unless waived by the Administrative Agent in its sole discretion. Each Lender will also have the right, without consent of the Borrower or the Administrative Agent, to assign as security all or part of its rights under the loan documentation to any Federal Reserve Bank.
Participations: Lenders will be permitted to sell participations with voting rights limited to customary matters such as changes in amount, rate and maturity date.
Waivers and

Amendments:
Amendments and waivers of the provisions of the loan agreement and other definitive credit documentation will require the approval of Lenders holding loans and commitments representing more than 50% of the aggregate amount of the loans and commitments under the Bridge Facility (the “Required Lenders”), except that (a) the consent of each Lender shall be required with respect to (i) the waiver of conditions precedent (other than the condition precedent specified above in clause (ii) of “Conditions Precedent to Closing”) to the initial credit extension under the Bridge Facility, (ii) the amendment of pro rata sharing provisions and (iii) the amendment of the voting percentages of the Lenders, and (b) the consent of each Lender affected thereby shall be required with respect to (i) increases or extensions in the commitment of such Lender, (ii) reductions of principal, interest or fees, and (iii) extensions of scheduled maturities or times for payment.

Indemnification:
The Borrower will indemnify and hold harmless the Administrative Agent, each Lead Arranger, each Lender and their respective affiliates and their partners, directors, officers, employees, agents and advisors from and against all losses, claims, damages, liabilities and expenses arising out of or relating to the Bridge Facility, the Borrower's use of loan proceeds or the commitments, including, but not limited to, reasonable attorneys' fees, except to the extent found by a court of competent jurisdiction to have resulted from such indemnified person's or its partner's, director's, officer's, employee's, agent's, or advisor's gross negligence, bad faith or willful misconduct or material breach of its obligations under the Loan Documents. This indemnification shall survive and continue for the benefit of all such persons or entities.

Governing Law:        State of New York.
Pricing/Fees/

Expenses:	As set forth in Addendum I.
ADDENDUM I
PRICING, FEES AND EXPENSES

Interest Rates:
At the Borrower's option, any loan under the Bridge Facility will bear interest at a rate equal to (i) LIBOR plus the Applicable Margin, as determined in accordance with the Duration Pricing table set forth below for LIBOR Loans, or (ii) the Base Rate (to be defined as the highest of (a) the Bank of America prime rate, (b) the Federal Funds rate plus 0.50% and (c) one-month LIBOR plus 1.00%) plus the Applicable Margin, as determined in accordance with the Duration Pricing table set forth below for Base Rate Loans.

The Borrower may select interest periods of one or two weeks or one, two, three or six months for LIBOR Loans. Interest shall be payable at the end of the selected interest period, but no less frequently than quarterly.
During the continuance of any payment default under the Bridge Facility the Applicable Margin on the amount of the payments resulting in such default shall increase by 2.00% per annum. Upon the request of the Required Lenders, during the continuance of an Event of Default under the Bridge Facility, the Applicable Margin on obligations owing thereunder shall increase by 2.00% per annum.
Duration

Pricing:	The Applicable Margin for LIBOR Loans and the Applicable Margin for Base Rate Loans shall be, at any time, the rate per annum set forth in the table below opposite such time:

Period since the Closing Date	LIBOR Loans Applicable Margin	Base Rate Loans Applicable Margin
0-29 days	3.00%	2.00%
30-59 days	3.25%	2.25%
60-89 days	3.50%	2.50%
90-119 days	3.75%	2.75%
120-364 days	4.00%	3.00%

Duration Fees:
The Borrower shall pay for the ratable benefit of the Lenders the following fees, calculated as a percentage of the aggregate amounts outstanding under the Bridge Facility, on the following dates if all advances (if any) have not been paid in full prior to such date:

90th day following the Closing Date	1.00%
180th day following the Closing Date	1.50%
270th day following the Closing Date	2.00%

Commitment Fees:
The Borrower shall pay for the ratable benefit of the Lenders a commitment fee (the “Bridge Commitment Fee”) calculated at the rate of 0.40% per annum, on the average daily undrawn commitments under the Bridge Facility, payable quarterly in arrears and on the Maturity Date.

Calculation of

Interest and Fees:
Other than calculations in respect of interest at the Bank of America prime rate (which shall be made on the basis of actual number of days elapsed in a 365/366 day year), all calculations of interest and fees shall be made on the basis of actual number of days elapsed in a 360 day year.

Cost and Yield

Protection:
Customary for transactions and facilities of this type, including, without limitation, in respect of breakage or redeployment costs incurred in connection with prepayments, changes in capital adequacy and capital requirements or reserve requirements or their interpretation, illegality, unavailability of LIBOR deposits, reserves without proration or offset and payments free and clear of withholding or other taxes.

Expenses:
The Borrower will pay all reasonable and documented costs and expenses associated with the preparation, due diligence, administration, syndication and closing of the Bridge Facility, including, without limitation, the legal fees of counsel to the Lead Arrangers, regardless of whether or not the Bridge Facility is closed. The Borrower will also pay the reasonable and documented expenses of the Administrative Agent and each Lender in connection with the enforcement of the Bridge Facility.

ADDENDUM II
SPECIFIED REPRESENTATIONS

For purposes hereof, the term “Loan Party” shall mean any Person (as defined in the Existing Credit Agreement) who is a US Loan Party (as defined in the Existing Credit Agreement) immediately prior to the Closing Date (and excluding, for avoidance of doubt, the Target and its subsidiaries). When a capitalized term used herein is defined with reference to its definition in the Existing Credit Agreement (e.g. “Person”), all uses of such term in this Addendum II shall have such meaning.
1)     Due Organization and Existence of Loan Parties. Each Loan Party is duly organized or formed and validly existing.
2)     Power and Authority. Each Loan Party has all requisite power and authority to execute, deliver and perform its obligations under the Loan Documents to which it is a party.
3)     Due Authorization, Execution, Delivery and Enforceability of Loan Documents. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is a party have been duly authorized by all necessary corporate or other organizational action. Each Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. Each Loan Document when so delivered will constitute, a legal, valid and binding obligation of each Loan Party that is party thereto, enforceable against each Loan Party that is party thereto in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other Laws (as defined in the Existing Credit Agreement) relating to or affecting creditors' rights generally, general principles of equity, regardless of whether considered in a proceeding in equity or at law and an implied covenant of good faith and fair dealing.
4)     No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is a party, do not and will not (a) contravene the terms of any of such Person's Organization Documents (as defined in the Existing Credit Agreement), (b) conflict with or result in any breach or contravention of (i) any Contractual Obligation (as defined in the Existing Credit Agreement) to which such Person is a party or (ii) any order, injunction, writ or decree of any Governmental Authority (as defined in the Existing Credit Agreement) to which such Person or its property is subject or (c) violate any Law binding on such Person, except in each case referred to in clause (b) or (c) to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect (as defined below).
The term “Material Adverse Effect” means a material adverse effect upon (a) the business, assets, operations, property or condition (financial or otherwise) of the Company and its Restricted Subsidiaries (as defined in the Existing Credit Agreement, and excluding for avoidance of doubt, the Target and its subsidiaries) immediately prior to the Closing Date taken as a whole or (b) the validity or enforceability of this or any of the other Loan Documents or the rights or remedies of the Administrative Agent or the Lenders hereunder or thereunder.
5)     Margin Regulations; Investment Company Act.
(a)    The Company is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB (as defined in the Existing Credit Agreement)), or extending credit for the purpose of purchasing or carrying margin stock. Following the application of the proceeds of each Bridge Loan, not more than 25% of the value of the assets (either of the Company only or of the Company and its Subsidiaries (as defined in the Existing Credit

Agreement) on a consolidated basis) subject to the provisions of Section 7.01, Section 7.04 or Section 7.05 (in each case, of the Existing Credit Agreement) or subject to any restriction contained in any agreement or instrument between the Company and any Lender or any Affiliate (as defined in the Existing Credit Agreement) of any Lender relating to Indebtedness and within the scope of Section 8.01(e) (of the Existing Credit Agreement) will be margin stock.
(b)    None of the Company or any other Loan Party is or is required to be registered as an “investment company” under the Investment Company Act of 1940.
(6)     Status of Bridge Loans as Senior Debt. The Bridge Loans shall rank pari passu with any other senior Indebtedness (as defined in the Existing Credit Agreement) of the Company.
(7)     Solvency. The Company and its Restricted Subsidiaries on a consolidated basis are Solvent.
The term “Solvent” and “Solvency” shall mean, with respect to any Person, as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person is, as of such date, greater than the amount that will be required to pay the probable liability of such Person on its debts and other liabilities as such debts and other liabilities become absolute and matured, (c) such Person does not, and will not, have an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts and liabilities as they mature. For purposes of this definition, (i) “debt” means liability on a “claim”, and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, subordinated, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, subordinated, disputed, undisputed, secured or unsecured.
(8)     Patriot Act. No Loan Party is in violation in any material respect of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).